EXHIBIT 7.2

                            STOCK PURCHASE AGREEMENT
                         BETWEEN RAYMOND GHERARDINI AND
                                ALC HOLDINGS, LLC

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this 3rd day of September 2003 (the "Effective Date") by and between Raymond Gherardini, an individual (the "Seller") and ALC Holdings, LLC, a Colorado limited liability company (the "Purchaser"). Seller and Purchaser will be collectively referred to herein as the "Parties."

                                    RECITALS

     A. Seller desires to sell all his right, title and interest in and to 631,757 shares of $0.01 par value common stock ("Shares") of Glas-Aire Industries Group, Ltd., a Nevada corporation located at 7791 Alderbridge Way, Richmond, B.C. V6X 2A4 ("Glas-Aire") to Purchaser for the aggregate amount of $350,000, as set forth in Article One.

     B. Purchaser is willing to purchase such Shares, upon the terms and conditions hereinafter provided.

     C. Seller is a member of the Board of Directors of Glas-Aire and Purchaser is an entity that is controlled by a group of individuals including Craig Grossman, the President and Chief Executive Officer of Glas-Aire ("Grossman").

     NOW, THEREFORE, in consideration of the Recitals, which shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties hereinafter set forth, the Parties hereto agree as follows:

                                   ARTICLE ONE
                                 SALE OF SHARES

     On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser the Shares of Glas-Aire.

     1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and transfer to Purchaser, and Purchaser agrees to purchase and accept from Seller, the Shares owned by Seller for the Purchase Price set forth below.

     1.2 Purchase Price. The Purchase Price for the Shares shall be an aggregate purchase price of $350,000 (the "Purchase Price"). Seller and Purchaser acknowledge that the Purchase Price for the Shares has been arrived at through arms length negotiations between Seller and Purchaser.

     1.3 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller as follows: (i) $57,399.34 to be paid at Closing by funds wired by the Purchaser to the Schlueter & Associates, P.C. trust account, (ii) promissory notes from the Purchaser, in the form attached hereto as Exhibit A (individually the "Note" and collectively the "Notes"), with the principal amounts of $ 166,690.66, $100,000, and $25,910, each bearing interest at a rate of 7.0% per annum compounded daily.

                                   ARTICLE TWO
                                   THE CLOSING

     2.1 Closing. Seller agrees to sell and Purchaser agrees to purchase the Shares subject to the terms and conditions hereof and in reliance upon the written representations and warranties of Seller and Purchaser. The Closing of this Agreement (the "Closing") shall be held at the offices of Schlueter & Associates, P.C. ("S&A"), located at 1050 17th Street, Suite 1700, Denver, Colorado 80265 on the Effective Date.

     2.2 Deliveries at Closing. At the Closing (i) Purchaser shall deliver: (1) $57,399.34 to be paid at Closing by funds wired by the Purchaser to the Schlueter & Associates, P.C. trust account, (2) the Notes, (3) personal guarantees for each Note signed by each member of Purchaser, attached hereto as Exhibit B; (4) the Grossman Note and (5) Grossman's executed Waiver of Change of Control Letter, pursuant to Section 5.6 of this Agreement, and (ii) Seller shall deliver: (1) the stock certificates for 631,757 of the shares to Purchaser, duly endorsed for transfer on Glas-Aire's books to Purchaser, and (2) Seller's executed resignation letter as a member of the Board of Directors of Glas-Aire.

                                  ARTICLE THREE
                              CONDITIONS TO CLOSING

     The purchase of and payment for the Shares to be sold and delivered to Purchaser is subject to the accuracy of all representations and warranties by Seller and Purchaser contained herein and to the performance by Seller and Purchaser of all terms and conditions to be performed hereunder:

     3.1 Proceedings and Documents. All proceedings taken or to be taken in connection with the transactions contemplated by this Agreement to be consummated at or prior to the Closing, and all documents and certificates contemplated hereunder shall each be satisfactory in form and substance to Seller and Purchaser.

                                  ARTICLE FOUR
                     SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller hereby represents and warrants, as of the Closing, that each of the representations and warranties contained herein are true and correct:

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     4.1 Review of Agreement. Seller has thoroughly read this Agreement and has had the opportunity to review this Agreement with a competent legal and/or financial professional advisor of his choice.

     4.2 Possible Future Appreciation of Shares. Seller understands that by transferring the Shares to Purchaser, Seller may be foregoing the possibility of substantial appreciation in the future with regard to the Shares. Seller has determined, after making the inquiries referred to in this Agreement and after consideration of all material and significant facts relating to Glas-Aire, that the purchase price outlined above is reasonable and fair. Seller acknowledges that his determination of value is the result of arms-length negotiations with Purchaser.

     4.3 Knowledge of Glas-Aire. Seller represents that he is a sophisticated investor with knowledge and experience in business and financial matters, that, as a member of the Board of Directors of Glas-Aire, he has been given access to full and complete information regarding Glas-Aire and has utilized such access to his satisfaction, or waived the opportunity to do so, for the purpose of obtaining information about and asking questions and receiving answers concerning Glas-Aire.

     4.4 Beneficial Owner. Seller represents that he is the sole record owner of 631,757 shares of Glas-Aire common stock, which are intended to be sold to Purchaser in this transaction, with absolute right, title and interest to such Shares. Further, the Shares are owned by Seller free and clear of all options, mortgages, restrictions (other than restrictions under applicable state and federal securities laws), liens, charges, assessments, pledges, security interests, adverse claims, equities, limitations or other encumbrances. Seller has due and sufficient right and authority to enter into this Agreement and to transfer all of his right, title and interest to and ownership of the Shares to Purchaser on the terms and conditions set forth herein. Upon Seller's transfer of the Shares, Purchaser will, as a result, receive good and marketable title to the Shares purchased, free and clear of all liens and encumbrances, subject to applicable state and federal securities laws.

     4.5 Reliance. Seller understands the significance to Purchaser of the above representations and they are made with the intention that Purchaser may rely upon them.

     4.6 Resignation. At the Closing, Seller hereby agrees to resign as a member of the Board of Directors by tendering his resignation, effective upon and concurrently with the execution, acknowledgement, sealing and delivery of this Agreement. Seller shall execute a resignation letter from Glas-Aire's Board of Directors.

     4.7 Right to Compensation Pursuant to the Directors Compensation Plan. Seller acknowledges that he understands and agrees that he is not entitled to any compensation for services as a director pursuant to the Glas-Aire Directors Compensation Plan for the current fiscal year ended December 31, 2003.

     4.8 Brokerage Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Seller hereby agrees to indemnify and hold harmless Purchaser from any such fee or charge claimed by any broker or other party claiming to represent Seller as broker or agent.

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     4.9 Indemnification. Seller acknowledges that he understands the meaning and legal consequences of the representations and warranties contained above and he hereby agrees to indemnify and hold harmless Purchaser from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of Seller contained in this Agreement, provided that
(a) any amounts due under this indemnification shall be limited to the aggregate amount of cash consideration paid by Purchaser pursuant to Section 1.3 for the Shares sold pursuant to this Agreement, with such aggregate amount determined as of the of date the claim for indemnification was made.

     4.10 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject.

     4.11 Documentation. Seller will execute and deliver to Purchaser and/or Glas-Aire any document, or do any other act or thing, which Purchaser and/or Glas-Aire may reasonably request in connection with the transfer of the Shares and the resignation of Seller as a director and officer of Glas-Aire.

                                  ARTICLE FIVE
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

     In order to induce Seller to sell the Shares to Purchaser, Purchaser hereby warrants, represents and covenants to Seller that:

     5.1 Review of Agreement. Purchaser has thoroughly read this Agreement and had the opportunity to review this Agreement with a competent legal and/or financial professional advisor of his choice.

     5.2 Due Authority. Purchaser is a limited liability company duly formed and in good standing with the State of Colorado. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary company action and approved by all members of Purchaser. This Agreement is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     5.3 Knowledge of Glas-Aire. Purchaser understands that it will have the full risk of any depreciation in the value of the Shares and acknowledges that Seller makes no representation of any kind regarding the present or future value of the Shares. Purchaser has knowledge and therefore is aware of all significant and material facts relating to Glas-Aire and its operations, which relate to the financial position of and plans for Glas-Aire.

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

     Purchaser further represents that it is a sophisticated investor with knowledge and experience in business and financial matters, that it has been given access to full and complete information regarding Glas-Aire and has utilized such access to its satisfaction, or waived the opportunity to do so, for the purpose of obtaining information about and asking questions and receiving answers concerning Glas-Aire.

     5.4 Documentation. Purchaser will execute and deliver to Seller and/or Glas-Aire any document, or do any other act or thing, which Seller and/or Glas-Aire may reasonably request in connection with the acquisition of the Shares.

     5.5 Reliance. Purchaser understands the significance to Seller of the above representations and they are made with the intention that such parties may rely upon them.

     5.6 Brokerage Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify and hold harmless Seller from any such fee or charge claimed by any broker or other party claiming to represent Purchaser as broker or agent.

     5.7 Waiver of Change of Control. Grossman, who is a manager of Purchaser, and as an individual, hereby agrees in connection with this Agreement, that he will enter into a waiver of change of control letter for the benefit of Glas-Aire, in the form attached hereto as Exhibit C. In the Waiver of Change of Control Letter, Grossman acknowledges that the purchase of the Shares by Purchaser pursuant to this Agreement shall not be considered a "Change of Control" as set forth in either of his Executive Employment Agreements with Glas-Aire. Further, Grossman acknowledges and agrees that the purchase of the Shares by Purchaser pursuant to this Agreement, is not considered a termination of Grossman's employment and he is not entitled to terminate his employment pursuant to any change of control provision and may not collect any severance compensation as set forth in his Executive Employment Agreements.

     5.8 Indemnification. Purchaser acknowledges that it understands the meaning and legal consequences of the representations and warranties contained above and it hereby agrees to indemnify and hold harmless Seller from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of its contained in this Agreement; provided that (a) any amounts due under this indemnification shall be limited to the aggregate amount of cash consideration paid by Purchaser pursuant to Section 1.3 for the Shares sold pursuant to this Agreement, with such aggregate amount determined as of the date the claim for indemnification was made.

     5.9 Securities Laws. Purchaser is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities act of any state or province and the Shares may not be sold, transferred for value, pledged, hypothecated, or otherwise encumbered in the absence of an effective registration of them under the Act, and/or the securities laws of any applicable state or province or in the absence of an opinion of counsel acceptable to Glas-Aire that such registration is not required under such act or acts. Purchaser is further aware that the certificates evidencing the Shares purchased hereunder may include the above-described restrictions. Purchaser acknowledges that Seller is transferring the Shares pursuant to an exemption from registration under the Act, specifically under the so called Section 4 (1-1/2) exemption, which has been recognized in various releases by the Securities and Exchange Commission, and applicable exemptions from such state or provincial securities acts.

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

     Purchaser further represents that it understands that it may not dispose of or transfer any of the Shares to be acquired pursuant to this Agreement in any manner without first obtaining (i) an opinion of counsel satisfactory to Glas-Aire that such proposed disposition or transfer lawfully may be made without the registration of the Shares for such purpose pursuant to the Act, as then amended, and applicable state or provincial securities laws; and (ii) Glas-Aire shall not have any obligations to register the Shares for any purpose.

     5.10 Investment. Purchaser represents and warrants that it is acquiring the Shares for its own account and for investment and without the intention of reselling or redistributing the same, that it has made no agreement with others regarding any of the Shares to be purchased pursuant to this Agreement. Purchaser further represents that it is able to bear the economic risk of an investment in the Shares for an indefinite period of time, and further, could bear a total loss of the investment and not change its members standard of living which existed at the time of such investment.

     5.11 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject.

                                   ARTICLE SIX
                              ADDITIONAL PROVISIONS

     6.1 Assignment. Any attempt by Seller or Purchaser to assign any rights, duties or obligations which arise under this Agreement without the prior written consent of the other party shall be void and shall constitute a breach of the terms of this Agreement. However, this Section 6.1 is not intended to otherwise impede the ability of the Seller to sell, transfer, assign or hypothecate any of the Notes under this Agreement.

     6.2 Notices. Any notices, request, demand or other communication required or permitted hereunder shall be deemed properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to the other party at the following address:



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

     If to Seller:                      If to Purchaser or Grossman:

     Raymond Gherardini                 Mr. Craig Grossman
     2452 South Chase Lane              c/o Schlueter & Associates, P.C.
     Lakewood, Colorado 80227           1050 l7th St., Suite 1700
                                        Denver, CO  80265
                                        Attn:  Henry F. Schlueter, Esq.

                                        Copy to:

                                        Schlueter & Associates, P.C.
                                        1050 l7th St., Suite 1700
                                        Denver, CO  80265
                                        Attn:  Henry F. Schlueter, Esq.

     Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

     6.3 Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties, their respective legal representatives, administrators, executors, and successors.

     6.4 Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with the laws of the State of Colorado without giving effect to principles of conflicts of laws of such state. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the nonexclusive jurisdiction of any Colorado State court or federal court of the United States of America sitting in the city of Denver, State of Colorado and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Colorado State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Colorado State or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The parties further agree that to the maximum extent permitted by law, the mailing by certified or registered mail, return receipt requested to the other party, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law. In addition,

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

notwithstanding the foregoing, Purchaser and Grossman hereby designates Schlueter & Associates P.C. ("Agent") as their designated agent for service of process and hereby agrees that the service of process upon Agent in any manner permitted by Colorado law shall constitute valid and lawful service of process on Purchaser. Purchaser and Grossman may, by giving to the Seller notice in the manner provided above, at any time designate another law firm having at least three full time licensed and practicing attorneys to serve as Agent in the place and stead of Schlueter & Associates PC, provided such agent also maintains a physical office, and an office address (which may not be a post office address) for delivery, within Denver, Colorado. Any such notice replacing the Agent must include the full address for delivery of the law firm that will serve as Agent for the purposes of this Agreement and include the written consent of the law firm to its appointment as the new Agent.

     6.5 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

     6.6 Entire Agreement. This Agreement supersedes all prior written and verbal promises and agreements between the parties as to this subject matter. This Agreement constitutes the entire agreement between the parties hereto and may be amended, modified or superseded only by a written agreement signed by both parties hereto.

     6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     6.8 Specific Performance. If any of the Parties so required under this Agreement fails to sell stock, provide a share certificate or provide a promissory note then, and in any such event, if the failure continues for thirty
(30) days after written notice to the party in default, Seller or Purchase, as the case may be, may initiate and maintain a proceeding to compel specific performance of this Agreement by the party in default, as the parties agree that in the event of any default by the parties hereto, there is no adequate remedy at law for redress of such default.

     6.9 Severability. In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

     6.10 Disclosure and Waiver of Conflicts. The Parties acknowledge and agree that Henry F. Schlueter of Schlueter & Associates, P.C. the attorney that prepared this Stock Purchase Agreement (the "Attorney") has advised the Parties in the past and that the Attorney represents Glas-Aire. Notwithstanding the

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foregoing, the Parties jointly and severally forever waive any claim that the
Attorney's representation of Glas-Aire or preparation of this Stock Purchase Agreement constitutes a conflict of interest. Further, each of the Parties acknowledge that they have executed conflict waiver letters for the benefit of Attorney in connection with this transaction.



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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

SELLER

/s/ Raymond Gherardini
-------------------------------
Raymond Gherardini


PURCHASER

ALC HOLDINGS, LLC

/s/ Craig Grossman
-------------------------------
Craig Grossman, Manager


CRAIG GROSSMAN

/s/ Craig Grossman
-------------------------------
Craig Grossman, an individual




The undersigned hereby consents to the appointment as Agent for Service of Process for each of ALC Holdings, LLC and Craig Grossman, Individually:

                                            SCHLUETER & ASSOCIATES PC


                                            By: /s/ Henry F. Schlueter
                                            --------------------------
                                            Henry F. Schlueter





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


STATE OF COLORADO     )
                      ) ss.
COUNTY OF ____________)

     SUBSCRIBED AND SWORN TO before me this ____ day of ___________, 2003 by Raymond Gherardini.

     My commission expires:_______________

     WITNESS my hand and official seal.+

                                           _____________________________________
(SEAL)                                     Notary Public


STATE OF _____________)
                      ) ss.
COUNTY OF ____________)

     SUBSCRIBED AND SWORN TO before me this ____ day of ___________, 2003 by Craig Grossman, as Manager of ALC Holdings, LLC.

     My commission expires:_______________

     WITNESS my hand and official seal.


                                           _____________________________________
(SEAL)                                     Notary Public



STATE OF _____________)
                      ) ss.
COUNTY OF ____________)

     SUBSCRIBED AND SWORN TO before me this ____ day of ___________, 2003 by Craig Grossman, Individually.

     My commission expires:_______________

     WITNESS my hand and official seal.


                                           _____________________________________
(SEAL)                                     Notary Public



--------------------                                    ------------------------
Initials (ALC Holdings)                                 Initials (Gherardini)

                                    EXHIBIT A

                             FORM OF PROMISSORY NOTE

                                    EXHIBIT B

                PERSONAL GUARANTEES FROM EACH MEMBER OF PURCHASER

                                    EXHIBIT C

                   GROSSMAN WAIVER OF CHANGE OF CONTROL LETTER